Exhibit 5.1
December 9, 2024
Ladies and Gentlemen:
We have acted as counsel to D-Wave Quantum Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company from time to time of common stock, par value $0.0001 per share, of the Company, having an aggregate offering price of up to $75,000,000 (the “Shares”), pursuant to the Sales Agreement, dated December 9, 2024 (the “Agreement”) among the Company, Needham & Company, LLC, B. Riley Securities, Inc., Roth Capital Partners, LLC and Craig-Hallum Capital Group, LLC. The Shares have been registered on a Registration Statement on Form S-3 (Registration No. 333-278447), which became effective with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on April 12, 2024 (the “Registration Statement”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion, and as a basis for the opinion hereinafter set forth, we have examined (i) the Registration Statement, including the prospectus contained therein, (ii) the Company’s prospectus supplement, dated December 9, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed incorporated by reference therein) (the “Prospectus Supplement”), and (iii) the executed Agreement. We have also examined such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinion set forth herein. We have also reviewed such matters of law as we have considered necessary or appropriate as a basis for the opinion set forth below.
With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, all such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Agreement and the Prospectus Supplement filed by the Company with the Commission are identical to the forms of documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement and the Prospectus Supplement (including the exhibits thereto) are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus Supplement and in accordance with the terms and conditions of the Agreement; and (v) with respect to documents that we have reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.
Based on and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized, and, upon due execution of the Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Agreement, the Shares will be validly issued, fully paid and nonassessable.
We express no opinion as to matters governed by laws of any jurisdiction other than the federal securities laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United

States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.
This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Agreement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purposes without our express written consent.
We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.
We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
    Very truly yours,

    /s/ Akerman LLP
    AKERMAN LLP